Exhibit 10.21

UNITS #4 AND #5

SUB-LEASE AMENDMENT NO. 3

Amendment of Sub-Lease

Pursuant to Section 47 of the Standard Industrial/Commercial Single-Tenant Sub Lease between the Port Hueneme Surplus Property Authority and Stellar Biotechnologies, Inc. commencing November 1, 2000, the Lessor and Lessee hereby modify the beginning of Paragraph 58 of said Sub-Lease to read as follows:

"58. Option to extend. Lessor hereby grants to Lessee the option to extend the Term of this Lease for three (3) additional five (5) year option periods commencing November 1, 2015, for the first option, November 1, 2020, for the second option , and November 1, 2025, for the third option subject to each and all of the following terms and conditions: ...."

For the twelve month period of time commencing November 1, 2015, Lessee and Lessor hereby agree that the new Base Rent under the Sub-Lease shall be $0.20 per square foot of land. Accordingly, Paragraph 60 of said Sublease is hereby amended and replaced by the following:

" 60. Establishment of Base Rent.

Commencing November 1, 2015 and continuing through October 31, 2016, Lessee's Base Rent for Units #4 and #5 shall be $5,940. This rental rate takes into account the 1,000 square feet of Unit #4 that is associated with the common area pump house, and Lessee is not required to pay rent on said common area square footage. On November 1, 2016, the Base Rent shall be adjusted, and on each anniversary date for the remainder of the Sublease term, by any increase in the Consumer Price Index (for Ventura County, if available; otherwise for the Los Angeles/Long Beach metropolitan area) that occurred over the preceding 12 month period (but not reduced)."

Lessor and Lessee hereby consent to the foregoing Amendment of the Sublease. This Amendment does not release Lessee from liability for any obligations of the Sublease under the Sublease.

Dated: 6/4/15	Stellar Biotechnologies, Inc.

	By:	/s/ Frank Oakes
Frank Oakes, CEO Lessee

Dated: 6/1/15	Port Hueneme Surplus Property Authority

	By:	/s/ Cynthia Haas
Cynthia Haas, Manager Lessor